Exhibit 10.8

Prepared 12-1-05

NEW SOUTHERN BANK

Salary Continuation Agreement

© 2005 Clark Consulting, Inc.

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

Consult with your legal and tax advisors to determine the impact of the new Internal Revenue Code Section 409A to your particular situation. The Treasury Department on September 29th, 2005 issued proposed regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements. The effective date for the proposed regulations is January 1, 2007; however, they can be fully relied upon by plan sponsors until the regulations become final.

NEW SOUTHERN BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this          day of                 , 200   , by and between NEW SOUTHERN BANK, a state-chartered commercial bank located in Macon, Georgia (the “Company”), and MORRIS A. STEVENS (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Company will pay the benefits from its general assets.

The Company and the Executive agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported by the Company to the Executive on Schedule A.

1.2           “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4           “Board” means the boards of directors of the Company.

1.5           “Change of Control” means (a) the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying

Section 318 of the Code) more than fifty percent (50%) of the Company’s outstanding voting common stock; or (b) such definition of Change of Control hereafter promulgated by the Secretary of the Treasury or other authorized regulatory body, in which case such definition shall supersede any other definition of Change of Control in this Agreement and shall control the terms of this Agreement.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7           “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.8           “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is seven percent (7%). However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.9           “Early Involuntary Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, Early Voluntary Termination, or following a Change of Control.

1.10         “Early Involuntary Termination Date” means the month, day and year in which Early Involuntary Termination occurs.

1.11         “Early Voluntary Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, Early Involuntary Termination, or following a Change of Control.

1.12         “Early Voluntary Termination Date” means the month, day and year in which Early Voluntary Termination occurs.

1.13         “Effective Date” means November 1, 2005.

1.14         “Final Pay” means the current base annual salary of the Executive at Separation from Service.

1.15         “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

1.16         “Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.

1.17         “Plan Administrator” means the plan administrator described in Article 8.

1.18         “Plan Year” means a twelve-month period commencing on November 1 and ending on October  of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.19         “Projected Benefit” means forty percent (40%) of Projected Final Pay.

1.20         “Projected Final Pay” means Final Pay increased four percent (4%) annually, until Normal Retirement Age.

1.21         “Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Separation form Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:

(a)           the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)           the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.22         “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.23         “Termination for Cause” has that meaning set forth in Article 5.

Article 2

Benefits During Lifetime

2.1           Normal Retirement Benefit. Upon Separation from Service on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1        Amount of Benefit. The annual benefit under this Section 2.1 is forty percent (40%) of Final Pay.

2.1.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.2           Early Involuntary Termination Benefit. Upon Early Involuntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1        Amount of Benefit. The annual benefit under this Section 2.2 is the Early Involuntary Termination Benefit set forth on Schedule A for the Plan Year during which the Early Involuntary Termination Date occurs. This benefit is determined by vesting the Executive in twenty percent (20%) of the Normal Retirement Benefit described in Section 2.1 for the first Plan Year and an additional twenty percent (20%) of said amount for each succeeding Plan Year thereafter until the Executive becomes one hundred percent (100%) vested.

2.2.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.3           Early Voluntary Termination Benefit. Upon Early Voluntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1        Amount of Benefit. The annual benefit under this Section 2.3 is the Early Voluntary Termination Benefit set forth on Schedule A for the Plan Year during which the Early Voluntary Termination Date occurs. This benefit is determined by vesting the Executive in twenty percent (20%) of the Normal Retirement Benefit described in Section 2.1 for the first Plan Year and an additional twenty percent (20%) of said amount for each succeeding Plan Year thereafter until the Executive becomes one hundred percent (100%) vested.

2.3.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.4           Disability Benefit. Upon Separation from Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1        Amount of Benefit. The annual benefit under this Section 2.4 is the Disability Benefit set forth on Schedule A for the Plan Year during which the date Separation from Service occurs. The annual benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance during Plan Years one (1) through three (3). Commencing in Plan Year four (4), the Executive shall become one hundred percent (100%) vested in the Normal Retirement Benefit described in Section 2.1.

2.4.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.5           Change of Control Benefit. Upon a Change of Control followed by the Executive’s Separation from Service, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1        Amount of Benefit. The annual benefit under this Section 2.5 is the Change of Control Benefit set forth on Schedule A for the Plan Year during which Separation from Service occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Projected Benefit.

2.5.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing the month following the Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

2.6           Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.6 is applicable to the Executive, any payment or series of payments to be made due to a Separation from Service shall commence no earlier that the first day of the seventh month following the Separation from Service.

2.7           Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrual Balance into the Executive income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the participant’s vested Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Article 3

Death Benefits

3.1           Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit. The annual benefit under this Section 3.1 is forty percent (40%) of Final Pay.

3.1.2        Payment of Benefit. The Company shall pay the annual benefit to the Executive’s Beneficiary in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s death. The annual benefit shall be paid to the Executive’s Beneficiary for a period of fifteen (15) years.

3.2           Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death After Separation from Service But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1           Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2           Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5           Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1           Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company’s Board terminates the Executive’s employment for:

(a)           Gross negligence or gross neglect of duties to the Company;

(b)           Commission of a felony or of a gross misdemeanor involving moral turpitude;

(c)           Fraud, disloyalty, dishonesty, or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company; or

(d)           Issuance of an order for removal of the Executive by the Company’s banking regulators.

5.2           Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company on the Executive’s life.

Article 6

Claims and Review Procedures

6.1           Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1        Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2        Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3        Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1        Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2        Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3        Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4        Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5        Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1           Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2           Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. The benefit shall be the Accrual Balance as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3           Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

                (a)           Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)           Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practical; or

(c)           Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Administration of Agreement

8.1           Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2           Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3           Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4           Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5           Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6           Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9

Miscellaneous

9.1           Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2           No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4           Tax Withholding. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5           Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of GEORGIA, except to the extent preempted by the laws of the United States of America.

9.6           Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7           Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8           Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9           Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10         Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11         Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12         Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13         Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

4077 Forsyth Road
Macon, GA 31210

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14         Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15         Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

NEW SOUTHERN BANK

By
MORRIS A. STEVENS
Title

☐            New Designation

☐            Change in Designation

I, MORRIS A. STEVENS, designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:
%

%
Contingent:
%

%

Notes:

•      Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•      To name your estate as beneficiary, please write “Estate of _[your name]_”.

•      Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

MORRIS A. STEVENS

Signature:

Date:

Received by the Plan Administrator this day of , 20

By:

Title: